Exhibit 3.1

Amendment to Bylaws of Medley Capital Corporation

This Amendment to the bylaws (the “Bylaws”) of Medley Capital Corporation, a Delaware corporation, (the “Corporation”) was unanimously approved and adopted by the Board of Directors of the Corporation in accordance with Article 10 of the Bylaws, and is effective as of February 6, 2019 (the “Effective Date”).

As of the Effective Date, Article II of the Bylaws is hereby amended to add Section 2.12, as set forth below:

ARTICLE II

Section 2.12 Organization and Conduct of Stockholder Meetings

Notwithstanding anything in the Bylaws to the contrary, the Chairman of the Board, or in the Chairman’s absence or at the Chairman’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an assistant secretary shall act as secretary of the meeting. If neither the Secretary nor an assistant secretary is present, the Chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the Chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders.